Exhibit 1.2
                                  $800,000,000
                              THE MONEY STORE INC.

             The Money Store Home Equity Asset Backed Certificates,
                                  Series 1997-A

                                PRICING AGREEMENT
                                 March 19, 1997

Prudential Securities Incorporated
 as representative of the several Underwriters
One New York Plaza
New York, New York 10292

Ladies and Gentlemen:

          Reference is made to the Underwriting Agreement, dated March 19, 1997 (the "Underwriting Agreement"), relating to $800,000,000 aggregate principal amount of The Money Store Home Equity Asset Backed Certificates, Series 1997-A, Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11 and Class A-12 (collectively, the "Class A Certificates"). Pursuant to the Underwriting Agreement, The Money Store Inc. (the "Company") agrees with Prudential Securities Incorporated, as representative of the Underwriters, that the Initial Class Certificate Balance, the Pass-Through Rates, the price to public and the Underwriter's discount shall be as follows:




                  Initial Class             Pass-                                                                 Proceeds to
Class              Certificate             Through                                         Underwriting           Originators
                      Balance                Rate              Price to Public(1)            Discount                (1)(2)

Class A-1           $94,300,000            6.510%              100.000000%                  0.1250%                99.875000%
Class A-2           $63,100,000            6.565%              100.000000%                  0.1500%                99.850000%
Class A-3           $75,800,000            6.675%               99.968750%                  0.2000%                99.768750%
Class A-4           $61,100,000            6.890%              100.000000%                  0.2250%                99.775000%
Class A-5           $31,100,000            7.060%               99.968750%                  0.2500%                99.718750%
Class A-6           $45,000,000            7.210%              100.000000%                  0.2750%                99.725000%
Class A-7           $30,600,000            7.410%              100.000000%                  0.3000%                99.700000%
Class A-8           $32,000,000            7.705%              100.000000%                  0.3750%                99.625000%
Class A-9           $37,000,000            7.235%              100.000000%                  0.3500%                99.650000%
Class A-10         $260,000,000              (3)               100.000000%                  0.2250%                99.775000%
Class A-11          $60,000,000              (4)               100.000000%                  0.2250%                99.775000%
Class A-12          $10,000,000            7.525%               99.937500%                  0.3500%                99.587500%
                    -----------                                -----------                  --------               ----------
Total              $800,000,000                            $799,960,343.75                 $1,799,400.00           $798,160,943.75
                   ============                            ===============                 =============           ===============

(1)  Plus, for each Class of Class A Certificates (other than the Class A-11
     Certificates) accrued interest at the applicable Pass-Through Rate from March 1, 1997 to, but not including, the Closing Date (other than the Class
     A-10 Certificates, which shall accrue interest from March 15, 1997).

(2)  Before deducting expenses payable by the Company.

(3)  The Pass-Through Rate for the Class A-10 Certificates will equal LIBOR plus
     0.13% subject to the applicable Net Funds Cap. In the case of the Class
     A-10 Certificates, in no event shall the Pass-Through Rate exceed 14% per annum.

(4) The Pass-Through Rate for the Class A-11 Certificates will be determined pursuant to the Auction Procedures described in Annex I to the Prospectus
     Supplement.

         The Class A Certificates will be offered by the Underwriters to the public subject to the concessions and discounts set forth in the Prospectus.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Underwriter and the Company in accordance with its terms.

                                            Very truly yours,

                                            THE MONEY STORE INC.


                                            By:_____________________________
                                                     Morton Dear
                                                     Executive Vice President

CONFIRMED AND ACCEPTED, as of the date first above written:

PRUDENTIAL SECURITIES INCORPORATED


By: _______________________________
    Name:
    Title:

Acting on behalf of itself and as the representative of the Underwriters.